                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              JOHN H. HARLAND CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                                             (JOHN HARLAND LOGO)

John H. Harland Company

JOHN H. WEITNAUER JR.
Chairman of the Board

                                                                  March 12, 1999

Dear Shareholder:

You are cordially invited to attend the 1999 annual meeting of shareholders of John H. Harland Company to be held at the Ritz-Carlton Atlanta, 181 Peachtree Street, NE, Atlanta, Georgia on Friday, April 23, 1999 at 10:00 a.m. A 9:30 reception will precede the meeting.

The items of business are listed in the Notice of Annual Meeting and are more fully addressed in the Proxy Statement which follows. In addition, we will review the Company's results during the past year and discuss our plans for 1999.

Your vote is important regardless of the number of shares you hold. Please date, sign and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Harland.

Sincerely,

/S/ JOHN H. WEITNAUER JR.
John H. Weitnauer Jr.

Box 105250              Atlanta, Georgia 30348              Phone (770) 981-9460

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1999

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of John H. Harland Company will be held at the Ritz-Carlton Atlanta, 181 Peachtree Street, NE, Atlanta, Georgia on Friday, April 23, 1999 at 10:00 a.m. for the following purposes:

     (1) To elect four Directors;

     (2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for 1999;

     (3) To approve the 1999 Stock Option Plan, providing for the issuance of up to 2,000,000 shares of Common Stock;

     (4) To approve the Amended and Restated Articles of Incorporation of the Company; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                          JOHN C. WALTERS
                                          Vice President and Secretary
Atlanta, Georgia
March 12, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------
                 J O H N   H .   H A R L A N D   C O M P A N Y

                                   BOX 105250
                             ATLANTA, GEORGIA 30348

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1999

     The enclosed form of proxy is solicited by the Board of Directors of John
H. Harland Company (the "Company") for use at the annual meeting on April 23, 1999 and any adjournment thereof. When such proxy is duly executed and returned, the shares it represents will be voted as directed or, if no direction is indicated, they will be voted for the election of the nominees as Directors and in favor of the ratification of auditors, the approval of the 1999 Stock Option Plan and the approval of the Amended and Restated Articles of Incorporation. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. Furthermore, if a shareholder attending the meeting elects to vote in person, any previously executed proxy will be revoked.

     Only shareholders of record as of the close of business on March 1, 1999 are entitled to vote at the meeting. As of that date, the Company had outstanding 31,103,263 shares of Common Stock. Each share is entitled to one vote. No cumulative voting rights are authorized. This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about March 12, 1999.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting, who also will determine whether a quorum is present. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum but as unvoted for purposes of approving any matter submitted to the shareholders. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present.

     Pursuant to the Company's Bylaws and Georgia law, a quorum is present if a majority of the votes entitled to be cast are represented in person or by proxy at the meeting. The affirmative vote of a plurality of votes cast is required to elect Directors.

                             ELECTION OF DIRECTORS

     Under the Bylaws, Directors are divided into three classes with each class serving a three-year term and one class elected at each annual meeting. The terms of five Directors expire at the 1999 Annual Meeting. Two of such Directors, H. G. Pattillo and Robert R. Woodson, are retiring in accordance with the Company's retirement policy after a collective 47 years of dedicated service to the Board and will not stand for reelection. John H. Weitnauer Jr., whose term expires at the 1999 Annual Meeting and who currently serves as Chairman of the Board, has agreed to remain on the Board for transition purposes, and is being nominated for reelection for a one-year term. Richard K. Lochridge and Timothy C. Tuff, whose terms also expire at the 1999 Annual Meeting, are being nominated for reelection for a three-year term expiring in 2002. In addition, in order to maintain an equal number of Directors in each class, G. Harold Northrop, whose term currently expires in 2000, is being nominated for reelection for a three-year term expiring in 2002. The remaining Directors will continue to serve until their respective terms expire as indicated.

     The Board has no reason to believe that any of the nominees will be unavailable to serve as a director. However, if at the time of the meeting any nominee should be unable or decline to serve, the persons named in the proxy will vote for a substitute nominee, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than four Directors.

                    NOMINEE FOR ELECTION FOR A ONE-YEAR TERM

                                                                             CURRENT       DIRECTOR OF
                                 AGE          PRINCIPAL OCCUPATION         TERM EXPIRES   HARLAND SINCE
NAME                             ---          --------------------         ------------   -------------
JOHN H. WEITNAUER JR.            72    Chairman of the Board of the            1999           1973
                                       Company

                              NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
RICHARD K. LOCHRIDGE             55    President and Chief Executive           1999       February 1999
                                       Officer, Lochridge & Company, Inc.
                                       (management consulting) Director,
                                       Hannaford Bros. Co., Lowe's
                                       Companies, Inc. and PETsMART, Inc.
G. HAROLD NORTHROP               63    Vice Chairman of the Board and          2000           1984
                                       retired President and Chief
                                       Executive Officer, Callaway
                                       Gardens (horticultural,
                                       environmental and recreational
                                       facility) Director, American
                                       Business Products, Inc. and
                                       SunTrust Bank, West Georgia NA
TIMOTHY C. TUFF                  51    President and Chief Executive           1999       October 1998
                                       Officer of the Company

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                     CURRENT       DIRECTOR OF
                                 AGE              PRINCIPAL OCCUPATION             TERM EXPIRES   HARLAND SINCE
NAME                             ---              --------------------             ------------   -------------
JUANITA P. BARANCO               49    Executive Vice President, Baranco               2001           1993
                                       Automotive Group (automobile dealership)
                                       Director, Federal Reserve Bank of Atlanta
                                       and Georgia Power Company
EDWARD J. HAWIE                  61    Partner, King & Spalding (legal counsel to      2000           1991
                                       the Company)

                                                                                     CURRENT       DIRECTOR OF
                                 AGE              PRINCIPAL OCCUPATION             TERM EXPIRES   HARLAND SINCE
NAME                             ---              --------------------             ------------   -------------
JOHN J. MCMAHON JR.              56    Chairman of the Executive Committee,            2001           1988
                                       McWane, Inc. (pipe and valve
                                       manufacturing) and Chairman, Ligon
                                       Industries (leveraged buyout company)
                                       Director, Alabama National Bancorporation,
                                       National Bank of Commerce and Protective
                                       Life Corporation
LARRY L. PRINCE                  60    Chairman and Chief Executive Officer,           2001           1990
                                       Genuine Parts Company (distributor of
                                       automobile replacement parts) Director,
                                       Crawford & Company, Equifax Inc., Southern
                                       Mills, SunTrust Bank Inc. and UAP Inc.
                                       (Canada)
ROBERT A. YELLOWLEES             60    Chairman and Chief Executive Officer,           2000           1994
                                       National Data Corporation (information
                                       systems and services for the healthcare
                                       and payment systems industry) Director,
                                       Protective Life Corporation

     Each of the Directors and nominees has been principally employed in his or her present capacity for at least five years, except for Messrs. Tuff and Weitnauer. Mr. Tuff assumed his present positions with the Company in October 1998. From 1993 until October 1998 he served as President and Chief Executive Officer of Boral Industries, Inc., managing the North American and European operations of Australian-based Boral, Ltd., a world leader in building and construction materials. Mr. Weitnauer served as Chairman and Interim President and Chief Executive Officer of the Company from January 1998 until Mr. Tuff joined the Company, and continues to serve as Chairman of the Board. He previously served as Chairman and Chief Executive Officer of Richway Stores, a division of Federated Department Stores, Inc., an operator of discount department stores, for seven years until his retirement in 1987. In addition, Mr. McMahon, who has been employed by McWane, Inc. for more than the past five years, assumed his present position with such company and with Ligon Industries in January 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee is composed of Mrs. Baranco (Chair), Mr. Hawie and Mr. Woodson. Its principal functions are to recommend the independent auditors to the Board; review with such auditors the scope of their engagement, their audit report and the accompanying management letter, if any; and consult with the auditors and management regarding the Company's accounting methods, the adequacy of its internal controls and the objectivity of its financial reporting.

     The Executive Committee is composed of Messrs. Weitnauer (Chair), McMahon, Prince and Tuff. Its principal function is to act between meetings of the Board.

     The Governance Committee (formerly the Compensation and Stock Option Committee) is composed of Messrs. Northrop (Chair), Lochridge and Yellowlees. Its principal functions are to review qualifications for

Board membership and make recommendations for the election of Directors and appointment of executive officers of the Company; make recommendations to the Board from time to time as to matters of corporate governance; administer management incentive compensation and stock option plans; establish the compensation of the Chief Executive Officer and other officers of the Company and review the compensation of Directors. The Committee is authorized to consider Director nominees recommended by shareholders, who may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications.

     The Board met 19 times during 1998. The Audit Committee held three meetings, the Governance Committee held six meetings, the Executive Committee held six meetings and the interim Search Committee held seven meetings. All of the Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served during the year.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                           AND CERTAIN OTHER PERSONS

     The following table sets forth the beneficial ownership of the Company's Common Stock by each Director, each named executive officer and all Directors and executive officers as a group, all as of February 15, 1999, and by 5% shareholders as of the dates indicated in the footnotes.

                                                                  SHARES OF COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
NAME                                                          NUMBER(1)      PERCENT OF CLASS
----                                                          ---------      ----------------
Juanita P. Baranco..........................................      2,687(2)            *
Richard C. Blum & Associates, L.P...........................  3,644,450(3)         11.7
FMR Corp. ..................................................  2,494,700(4)          8.0
Edward J. Hawie.............................................      3,970(5)            *
ICM Asset Management, Inc. .................................  1,983,410(6)          6.4
Richard K. Lochridge........................................      7,000               *
John J. McMahon Jr. ........................................     12,528(7)            *
G. Harold Northrop..........................................      6,205(8)            *
S. David Passman III........................................     57,587(9)            *
H. G. Pattillo..............................................     42,968(10)           *
Mark C. Perlberg............................................     71,851(9)            *
Pioneer Investment Management, Inc. ........................  2,208,165(11)         7.1
Larry L. Prince.............................................      5,471(12)           *
Earl W. Rogers Jr...........................................     81,103(9)            *
Timothy C. Tuff.............................................     51,500(13)           *
Tweedy, Browne Company LLC, TBK Partners, L.P. and
  Vanderbilt Partners, L.P. ................................  2,306,845(14)         7.4
John C. Walters.............................................     61,770(9)            *
John H. Weitnauer Jr. ......................................     13,784(15)           *
Robert R. Woodson...........................................    475,411(16)         1.5
Robert A. Yellowlees........................................      5,285(17)           *
All executive officers and Directors as a group (15
  persons)..................................................    899,120(9)          2.9

---------------

  *  Represents less than 1%
 (1) As defined in Rule 13d-3 under the Securities Exchange Act of 1934 ("Exchange Act").
 (2) Includes 1,832 share equivalents credited to Mrs. Baranco's deferred compensation account under the Compensation Plan for Non-Employee Directors (the "Deferral Plan").

 (3) According to a Schedule 13D dated February 2, 1999 filed with the Securities and Exchange Commission ("SEC") by Richard C. Blum & Associates, L.P. ("RCBA L.P."), Richard C. Blum & Associates, Inc. ("RCBA Inc."), RCBA GP, L.L.C. ("RCBA GP") and Richard C. Blum (the Chairman and a substantial shareholder of RCBA Inc. and a managing member of RCBA GP), 909 Montgomery Street, San Francisco, California 94133, (i) RCBA L.P. and RCBA Inc. hold 1,941,550 shares on behalf of limited partnerships (for which RCBA L.P. serves as the general partner) and certain investment advisory clients,
     (ii) RCBA GP holds 1,438,000 shares on behalf of the limited partnership for which it serves as the general partner, and (iii) RCBA L.P. has voting and investment power with respect to 264,900 shares that are owned by an unaffiliated third party investment manager which disclaims membership in a group with any of the above persons. Voting and investment power concerning the entire 3,644,450 shares are held solely by RCBA L.P. and RCBA GP, and each of the reporting persons has shared voting and shared dispositive power with respect to such shares. Mr. Blum, RCBA L.P., RCBA Inc. and RCBA GP disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
 (4) According to a Schedule 13G dated February 1, 1999 filed with the SEC, FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, holds the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. Except as set forth below, the interest of any such person does not exceed 5% of the outstanding Common Stock. FMR and Edward
     C. Johnson 3d, Chairman of FMR, each has sole power to vote 195,000 shares and sole dispositive power covering the entire 2,494,700 shares. Fidelity Management & Research Company (a wholly owned subsidiary of FMR) is the beneficial owner of 2,299,700 shares as a result of acting as investment advisor to various investment funds ("Funds"). The ownership of one investment company, Fidelity Value Fund, amounted to 2,199,700 shares. Mr. Johnson, FMR and the Funds each has sole power to dispose of the shares owned by the Funds. The remaining 195,000 shares are owned beneficially by Fidelity Management Trust Company (a wholly owned subsidiary of FMR) as a result of its serving as investment manager of the Funds.
 (5) Includes 110 shares held by Mr. Hawie's wife, in which he disclaims any beneficial interest. Also includes 1,010 share equivalents credited under the Deferral Plan.
 (6) According to a Schedule 13G dated February 10, 1999 filed with the SEC, ICM Asset Management, Inc., 601 West Main Avenue, Suite 600, Spokane, Washington 99201, has sole voting power covering 1,415, 435 shares and sole dispositive power with respect to the entire 1,983,410 shares, all of which are beneficially owned by such firm. Clients of such firm have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The interest of any single client does not exceed 5% of the outstanding Common Stock.
 (7) Includes 5,195 shares held by Mr. McMahon's wife, in which he disclaims any beneficial interest. Also includes 3,853 share equivalents credited under the Deferral Plan.
 (8) Includes 4,005 share equivalents credited under the Deferral Plan.
 (9) Includes 55,000, 70,000, 75,600, 59,000 and 259,600 shares which may be acquired on or before April 15, 1999 upon the exercise of stock options by Messrs. Passman, Perlberg, Rogers and Walters, respectively, and by all executive officers as a group.
(10) Includes 30,000 shares held by Mr. Pattillo's wife, in which he disclaims beneficial interest.
(11) According to a Schedule 13G dated January 11, 1999 filed with the SEC, Pioneer Investment Management, Inc., 60 State Street, Boston, Massachusetts 02109, has sole voting and dispositive power covering such shares, all of which are beneficially owned by such firm.
(12) Includes 4,271 share equivalents credited under the Deferral Plan.

(13) Includes 50,000 restricted shares of Common Stock issued to Mr. Tuff in connection with his employment by the Company. Of such shares, 50% will vest after completion of three years of employment and an additional 25% will vest after four years and five years, respectively. Such shares are also subject to early vesting upon the occurrence of certain events, including a change in control or termination of employment without cause. Prior to vesting, Mr. Tuff is entitled to vote and to receive all dividends declared on such shares.
(14) According to a Schedule 13D dated April 23, 1998 filed with the SEC by Tweedy, Browne Company LLC ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"), 52 Vanderbilt Avenue, New York, New York 10017, TBC has sole voting power with respect to 1,900,401 shares held in certain customer accounts and has shared dispositive power with respect to 2,210,445 shares held in such accounts. Each such customer has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in such person's account. TBK and Vanderbilt have sole voting and sole dispositive power with respect to 71,000 shares and 25,400 shares, respectively. Each of said persons may be deemed to be the beneficial owner of the shares with respect to which they have voting and dispositive power as described above.
(15) Includes 2,034 share equivalents credited under the Deferral Plan.
(16) Includes 28,800 shares owned by Mr. Woodson's wife, in which he disclaims any beneficial interest; 280,350 shares held in trust with respect to which Mr. Woodson has dispositive power but in which he disclaims any beneficial interest; 20,000 shares which may be acquired upon the exercise of stock options; and 603 share equivalents credited under the Deferral Plan.
(17) Includes 4,084 share equivalents credited under the Deferral Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, Directors and 10% shareholders to file certain reports with respect to beneficial ownership of the Company's equity securities. Based solely upon a review of such reports, and written representations of such persons, the Company believes that all applicable filing requirements were met during 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table presents summary information with respect to compensation paid by the Company to each of the named executive officers during 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                 -------------
                                       ANNUAL COMPENSATION($)       RESTRICTED    SECURITIES      ALL OTHER
                                    ----------------------------      STOCK       UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY      BONUS     OTHER     AWARDS($)    OPTIONS(#)(1)      ($)(2)
---------------------------  ----   -------    -------   -------    ----------   -------------   ------------
Robert J. Amman(3).......    1998    38,462         --        --          --             --        497,846
  Chairman, President        1997   500,000         --    23,845          --             --         19,940
  and Chief                  1996   500,000         --        --          --             --          7,498
  Executive Officer
John H. Weitnauer Jr.(4)..   1998   486,538    243,269        --          --             --         18,786
  Chairman, Interim          1997        --         --        --          --             --             --
  President and Chief        1996        --         --        --          --             --             --
  Executive Officer
Timothy C. Tuff..........    1998    70,673(5) 150,000   407,650(6)  504,849        350,000             --
  President and Chief        1997        --         --        --          --             --             --
  Executive Officer          1996        --         --        --          --             --             --
S. David Passman III.....    1998   260,000    272,500        --          --        125,000          8,092
  Senior Vice President      1997   260,000     90,000        --          --             --          3,802
  and Chief Financial        1996    36,154    110,000        --          --        125,000             --
  Officer
Mark C. Perlberg.........    1998   260,000    195,000        --          --        125,000          7,623
  Senior Vice President      1997   256,923     27,500        --          --         35,000          7,660
  and President --           1996   215,912         --   168,875          --         90,000          1,276
  Financial Markets
  Division
Earl W. Rogers Jr. ......    1998   241,775    180,000        --          --        123,000          3,370
  Senior Vice President      1997   238,846     27,500        --          --             --          7,244
  and President --           1996   225,000         --        --          --        115,000          4,950
  Printed Products Division
John C. Walters..........    1998   250,000    187,500        --          --         70,000         11,218
  Senior Vice President      1997   248,846     17,500        --          --             --         11,510
  and General Counsel        1996   215,417         --        --          --             --          7,575

---------------

(1) The Company has not granted any Stock Appreciation Rights ("SARs").
(2) Included in this category for 1998 are amounts for Messrs. Amman, Passman, Perlberg, Rogers and Walters for the following compensation plans: (a) life and medical insurance premiums, $12,552, $3,292,

    $2,823, $3,370 and $6,418, respectively; and (b) matching contributions of $4,800 to the Company's 401(k) Plan (other than Mr. Rogers). Also includes life insurance premiums paid for Mr. Weitnauer.
(3) Resigned in January 1998. Pursuant to an agreement with the Company, Mr. Amman continued to receive his base salary for a period of 12 months from his date of resignation. He also received $18,956 in connection with the termination of his participation in the 401(k) Plan.
(4) Served as Interim President and Chief Executive Officer from January 1998 until Mr. Tuff joined the Company.
(5) Represents partial year salary from date of hire.
(6) Represents reimbursement of taxes incurred in connection with the issuance of certain shares of restricted stock.

OPTION GRANTS

     The following table provides details regarding stock options granted to the named executive officers during 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                            -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                            NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES
                            SECURITIES     OPTIONS                              OF STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO    EXERCISE                    FOR OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED(#)   FISCAL YEAR     ($/SH)       DATE         5%($)          10%($)
----                        ----------   ------------   --------   ----------   -----------     -----------
Timothy C. Tuff...........   200,000         10.3       12.75        10/6/08     1,603,681       4,064,043
                             150,000          7.7       20.00        10/6/08     1,886,684       4,781,227
S. David Passman III......    25,000          1.3       14.75        2/11/08       231,905         587,693
                             100,000          5.1       13.9375     12/17/08       876,522       2,221,279
Mark C. Perlberg..........    25,000          1.3       14.75        2/11/08       231,905         586,693
                             100,000          5.1       13.9375     12/17/08       876,522       2,221,279
Earl W. Rogers, Jr. ......    23,000          1.2       14.75        2/11/08       213,353         540,677
                             100,000          5.1       13.9375     12/17/08       876,522       2,221,279
John C. Walters...........    20,000          1.0       14.75        2/11/08       185,524         470,154
                              50,000          2.6       13.9375     12/17/08       438,261       1,110,640

---------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

     Upon exercise of an option, the exercise price may be paid in cash, by check or Common Stock or any combination of the foregoing. Options granted prior to October 1995 are fully exercisable one year from date of grant and expire on the earlier of five years from date of grant or three months after termination of employment. Options granted since October 1995 are exercisable at the rate of 20% per year beginning one year from date of grant and expire on the earlier of 10 years from date of grant or three months after termination of employment.

OPTION EXERCISES

     None of the named executive officers exercised any options during 1998. The following table sets forth information with respect to unexercised options as of December 31, 1998. The table also illustrates the value of in-the-money options based on the positive spread between the exercise price of such options and the closing price of the Company's Common Stock on December 31, 1998.

                         FISCAL YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                      OPTIONS AT FY-END(#)                FY-END($)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Timothy C. Tuff..................................         0         350,000           0           612,500
S. David Passman III.............................    50,000         200,000           0           214,063
Mark C. Perlberg.................................    43,000         207,000           0           214,063
Earl W. Rogers Jr. ..............................    51,000         192,000           0           211,938
John C. Walters..................................    40,000         130,000           0           115,000

DEFERRED COMPENSATION ARRANGEMENTS

     The Company has entered into a Supplemental Retirement Agreement with Mr. Tuff pursuant to which he is entitled to receive an annual benefit of $186,000 upon retirement at age 65. In addition, provided that he is employed by the Company for a minimum of five years, he will be entitled to a reduced retirement benefit ($36,000 after five years, increasing annually). Such retirement benefit vests in the event of long term disability. In addition, he may elect to receive a reduced early retirement benefit after age 62, in the annual amount of $92,000. All such benefits are payable for a period of 10 years. The Company has also provided life insurance coverage for Mr. Tuff in the amount of $750,000.

     In addition, the Company has entered into deferred compensation agreements with certain of its key employees, providing for monthly payments upon retirement, disability or other termination of employment. These agreements provide for specified monthly payments at retirement, and continue during the life of the employee. Mr. Rogers is entitled to receive an annual benefit of $12,000 upon retirement at age 65. In addition, if his employment is terminated after a change in control of the Company, or if he resigns within 180 days thereafter, he may elect to receive a lump sum distribution of benefits. None of the other executive officers participates in such program.

NONCOMPETE AND TERMINATION AGREEMENTS

     The Company has entered into noncompete and termination agreements with certain officers, including each of the named executive officers (other than Messrs. Amman and Weitnauer), under which each officer has agreed that he will not compete with the Company for a two-year period following voluntary termination of employment. However, if employment is terminated (other than for cause) at any time after a change in control of the Company, or if the officer resigns within one year thereafter, then the agreement not to compete will not apply and the officer will receive a lump sum payment equal to the lesser of three times his average annual compensation for the five calendar year period preceding the date of termination (or the highest compensation in any single year, in the case of Mr. Tuff) or the maximum payment which the Company can make to such officer under appropriate Federal tax provisions. In the event of an involuntary termination of employment without cause (in the absence of a change in control), the officer (other than Mr. Tuff) shall receive a lump sum payment equal to his annual base salary at that time. The agreement with Mr. Tuff provides that in the event of such involuntary termination, he will receive salary continuation for a period of 36 months if such termination occurs less than two years after his date of employment, 24 months if such termination occurs between two and three years thereafter and 12 months if such termination occurs more than three years thereafter. Mr. Tuff's agreement is for a fixed initial term of five years, while the other agreements have an unlimited duration.

                             DIRECTOR COMPENSATION

     In 1996, the Board of Directors adopted a Compensation Plan for Non-Employee Directors ("Directors' Plan"), pursuant to which the annual retainer is paid in Common Stock of the Company, issuable on a quarterly basis, in such amount as fixed by the Board from time to time. The current annual retainer is $30,000. Payment of the annual retainer in Common Stock serves to more closely align the interests of the Directors with shareholders. In addition, the Board has adopted a Director share ownership program pursuant to which non-employee Directors will be expected to acquire ownership of Common Stock in an aggregate amount equal to five times the annual retainer over a period of time.

     Directors may elect to defer receipt of all or any portion of the annual retainer, as well as meeting and committee fees payable by the Company. Fees so deferred are credited to the Director's deferred compensation account, in cash or stock equivalents, or a combination thereof. Directors may credit deferred meeting fees in stock equivalents based on the average market price of the Common Stock during the five trading dates prior to the meeting date. The cash portion earns interest at the Prime Rate in effect from time to time as published in The Wall Street Journal. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred fees will be distributed in Common Stock or cash at such future dates as specified by the Directors in accordance with the Directors' Plan, unless distribution is accelerated in certain events, including a change in control of the Company. Currently, nine Directors have elected to defer the retainer or meeting fees as stock equivalents.

     During 1998, each non-employee Director received 800 shares of Common Stock. In addition, such Directors received $750 per Board and committee meeting attended with committee chairs receiving $1,000. Beginning in 1999, non-employee Directors will receive a $1,000 meeting fee, with committee chairs receiving $1,500. Employee Directors receive no compensation for Board services.

     The following report of the Governance Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

             GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Governance Committee (the "Committee") is responsible for overseeing the Company's executive compensation program. The Committee has previously adopted compensation programs designed to:

     - attract and retain highly qualified key executives;

     - provide competitive base salaries;

     - reward performance that supports achievement of business plan goals;

     - motivate executives to achieve strategic operating objectives; and

     - encourage Common Stock ownership to closely align executive and shareholder interests.

     Such compensation programs are designed to balance short and long-term financial objectives, build shareholder value and provide rewards for individual, team and corporate performance. The Company believes that it is important to encourage the ownership of the Company's Common Stock throughout the Company, with an overall intent to encourage each employee to be, and to behave like, an owner of the business. To that end, the Company has expanded the group of key employees receiving stock option grants, and also maintains an employee stock purchase plan which enables employees to purchase Company stock at a discount through payroll deductions.

     The components of the Company's executive compensation program for 1998 were (i) cash compensation, consisting of base salary and annual incentive bonus based on the achievement of Company performance goals, and (ii) long-term stock incentives. The Committee's policy with respect to executive compensation is to implement such policy taking into account any potential limitation on the deductibility of compensation in excess of $1,000,000 per year imposed by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but does not require that all compensation qualify for exemption from such limitation.

CASH COMPENSATION

     Base Salary. The Committee reviews annually the base salary of each executive officer, including the Chief Executive Officer. The Committee believes that the base salaries paid to the executive officers are reasonable and competitive and enhance the Company's ability to attract and retain talented executives. Based on the transitional nature of the Company's operations in 1998, no adjustments were made to salaries of executive officers.

     Annual Incentive Bonus. Under the supervision of the Committee, the Company maintains a bonus plan pursuant to which annual cash bonuses are payable to certain officers and employees. These key executives are responsible for establishing strategic direction or are responsible for major functional or operating units, and have an impact on bottom-line results. For the past several years, the Company has tied a significant portion of executive compensation to the achievement of Company goals, putting a substantial portion of total compensation at risk. Under the Company's Senior Management Incentive Plan, bonuses for 1998 were based solely upon achievement of the Company's earnings per share goal. A threshold performance would result in a bonus equal to 50% of the target bonus. Performance between threshold and target would result in a prorated bonus with 100% being earned if the target were met. Performance above the target would result in a prorated maximum bonus equal to 150% of the target bonus. The potential cash bonus at target was up to 50% of base salary with a maximum bonus of 75% of base salary for performance in excess of target. Actual performance exceeded the 75% ceiling resulting in payments of the maximum bonus for 1998.

     For 1999, the Senior Management Incentive Plan will not be based solely upon the Company's earning per share results, and instead will be designed to reward achievement of individual objectives and department or business unit performance measured against plan as well as the performance of the Company measured against overall plan.

LONG-TERM INCENTIVES

     The Committee may grant stock options to key employees under the Company's stock option plans. Options were granted in February 1998 to executive officers and other key employees as part of an overall updating of prior grants. In addition, option grants were made in December 1998 in conjunction with the reorganization of the Company's business units which was implemented late in the year after Mr. Tuff joined the Company. Such options were granted to an expanded level of employees compared to prior grants. The Committee considered recommendations of the Chief Executive Officer, responsibility levels, compensation and the market price of the Company's Common Stock in determining the size of such option grants. The Committee believes that increased stock ownership among executive officers will serve to provide additional motivation on their part to contribute to the success of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Weitnauer was named Interim President and Chief Executive Officer in connection with the resignation of Mr. Amman in January 1998. His annual base salary was fixed at $500,000, equal to Mr. Amman's base compensation. As an incentive to serve as Interim President until a permanent CEO was hired, the Board provided Mr. Weitnauer with a bonus amounting to 50% of the cumulative base compensation paid to him in his interim status. Mr. Weitnauer currently receives a salary of $5,000 per month in his capacity as Chairman of the Board.

     Mr. Tuff was recruited to become President and Chief Executive Officer in October 1998. In determining his compensation package, the Board considered his compensation history as well as the prior CEO base compensation and bonus targets, the competitive market for salaries as well as the recommendations of the executive search firm retained by the Company. His initial annual base salary was fixed at $525,000. In addition, in order to attract Mr. Tuff to the Company, and to partially compensate him for leaving his prior employer, the Board awarded a $150,000 bonus for 1998. Mr. Tuff's bonus plan for 1999 is similar to the Senior Management Incentive Plan, except that his target bonus is 60% of base salary with a maximum bonus of 90% of base salary. He will be entitled to a minimum bonus of 30% of base salary for 1999.

     In order to align the Chief Executive Officer compensation with shareholder value creation, Mr. Tuff was awarded a stock option package consisting of 700,000 shares, 200,000 of which were priced at market at the date of grant ($12.75), with the balance priced at significant premiums to market (250,000 shares at $20 and 250,000 shares at $25). Options covering 350,000 shares were granted in October 1998 and options covering the remaining 350,000 shares were granted in January 1999. These options, in the aggregate, are exercisable at the rate of 20% per year after one year, beginning with the lowest priced options. The Board believes that these options will provide a meaningful incentive for Mr. Tuff to increase the profitability of the Company, and in turn create shareholder value. Mr. Tuff also received a restricted stock grant covering 50,000 shares of Common Stock.

     The Committee believes that its executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success. As described above, a significant portion of the executive officers' compensation is at risk and tied to attaining corporate earnings targets and improving shareholder value.

                                          GOVERNANCE COMMITTEE

                                          G. Harold Northrop, Chair
                                          Richard K. Lochridge
                                          Robert A. Yellowlees

                       FIVE YEAR STOCK PERFORMANCE GRAPH

     The line graph below reflects the cumulative, five-year shareholder return on the investment of $100 (assuming the reinvestment of dividends) on December 31, 1993 in the Company's Common Stock compared to such return of the S&P 500 Index and the Dow Jones Industrial and Commercial Services -- General Services Index.

                                                                                         DJ Ind. &
                                                                                           Comm.
                                                                                         Services -
                                                                                          General
               Measurement Period                     John H.                             Services
             (Fiscal Year Covered)                  Harland Co.         S&P 500            Index
Dec-93                                                         100               100               100
Dec-94                                                          97               101                97
Dec-95                                                         106               139               124
Dec-96                                                         174               171               135
Dec-97                                                         112               229               161
Dec-98                                                          86               294               184

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP, subject to ratification by the shareholders at the annual meeting, as auditors of the Company for fiscal 1999. Deloitte & Touche LLP, or its predecessors, has audited the Company's financial statements since 1947. Should this firm be unable to perform the requested services for any reason or not be ratified by the shareholders, the Directors will appoint other independent auditors to serve for the remainder of the year. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                       APPROVAL OF 1999 STOCK OPTION PLAN

     The Board of Directors has adopted and unanimously recommends that the shareholders approve the Company's 1999 Stock Option Plan (the "Plan"), covering the issuance of 2,000,000 shares of Common Stock. As of February 28, 1999, an aggregate of 2,566,827 shares were covered by outstanding options under the Company's existing 1981 Incentive Stock Option Plan (the "1981 Plan") and only 10,001 shares were available for subsequent grants thereunder. Since the available shares under the 1981 Plan are insufficient to meet the Company's needs for the foreseeable future, the Board has determined that it is in the best interests of the Company and its shareholders to adopt the Plan. Upon approval of the Plan by shareholders, the 1981 Plan will be terminated, except with respect to options outstanding thereunder. The Committee has granted options under the Plan covering an aggregate of 483,340 shares, subject to approval of the Plan by the shareholders at the meeting.

     The 2,000,000 shares covered by the Plan, representing 6.4% of the Common Stock currently outstanding, would provide additional shares for grants to employees of the Company. The Board believes that stock options are an important incentive to attract and retain key employees and enhance the link between shareholder value creation and executive compensation. The availability of shares for future grants under the Plan is important to the Company's business prospects and operations.

     Regulations under Section 162(m) of the Code require shareholder approval of the Plan in order that compensation attributable to options granted under the Plan will be exempt from the deduction limitations of that Section. In addition,
Section 162(m) regulations require the Plan to limit the number of options that may be granted to an employee in any calendar year. Accordingly, the Plan fixes such number at 500,000 shares.

     The Plan will be approved upon receiving the affirmative vote of holders of a majority of the shares voting at the meeting. Proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted "FOR" approval of the Plan.

     The following discussion summarizes the material terms of the Plan. This discussion does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

ADMINISTRATION

     The Plan is administered by the Committee. No member of the Committee may participate in the Plan.

ELIGIBILITY

     Any employee of the Company or any subsidiary (within the meaning of Section 424(f) of the Code) may participate in the Plan. The Company currently has approximately 5,400 employees.

     The Committee may grant options under the Plan to such employees as the Committee may determine; provided, however, that the aggregate fair market value of Common Stock subject to all incentive stock options ("ISOs"), within the meaning of Section 422 of the Code, granted to an employee which first become exercisable in any calendar year shall not exceed $100,000. The Committee has the right to grant new options in exchange for the cancellation of options or under any other circumstances which the Committee deems appropriate. The written agreement under which an option is granted (the "Option Agreement") shall incorporate the terms and conditions which the Committee deems consistent with the terms of the Plan and, if the Committee intends such option to be an ISO, which are not inconsistent with Section 422 of the Code.

OPTION PRICE

     The price of options granted under the Plan will be determined by the Committee, but may not be less than the fair market value of the Common Stock on the date of grant; provided, however, if the Committee grants an option to an employee in exchange for the cancellation of an option to purchase the same number of shares of Common Stock, the option price will be equal to the option price for the cancelled option. An ISO granted to an employee who owns more than 10% of the outstanding Common Stock of the Company or any subsidiary (a "10% shareholder") will be at no less than 110% of fair market value on the grant date. The Option Agreement may, at the discretion of the Committee, provide for payment of the option price in cash, by check or Common Stock, or a combination thereof. The option price may also be paid through a broker-facilitated cashless exercise procedure acceptable to the Committee.

OPTION PERIOD

     Options are exercisable as set forth in each Option Agreement, and will expire no later than ten years after the grant date (five years for any ISO held by a 10% shareholder). Options may be exercised for such period of time after termination of employment as the Committee in its discretion deems appropriate.

NON-TRANSFERABILITY

     Options are not transferable other than by will or the laws of descent and distribution and are exercisable during the employee's lifetime only by the employee.

ADJUSTMENT OF SHARES

     The Plan provides for equitable adjustment by the Committee in the number of shares of Common Stock available for the grant of options or subject to outstanding options and the option price thereof to reflect any changes in the capitalization of the Company or in the event of certain transactions which provide for the substitution or assumption of such options.

SALE OR MERGER OF THE COMPANY

     If the Company agrees to a sale of assets, merger, consolidation, reorganization or other corporate transaction in which Common Stock is converted into another security or into the right to receive securities or property, and such agreement does not provide for the assumption or substitution of all outstanding options, each Option Agreement, at the direction and discretion of the Board of Directors, may be cancelled unilaterally by the Company if (1) any restrictions on the exercise of the option are waived before the Option Agreement is cancelled so that the employee may exercise the option in full before such cancellation, (2) the Company transfers to the employee shares of Common Stock, the number of which shall be determined by the Company by dividing (a) the aggregate fair market value of the shares covered by such option less the aggregate exercise price for such shares by (b) the fair market value of a share on such date, or (3) the Company transfers to the employee the same consideration which the employee otherwise would receive as a shareholder of the Company in connection with such transaction if the employee held the number of shares of Common Stock transferable under (2) above.

LIFE OF THE PLAN

     No option may be granted under the Plan after the earlier of December 17, 2008 or the date on which all of the Common Stock reserved under the Plan has been issued.

ESTIMATE OF BENEFITS

     The number of options that may be granted under the Plan to the Chief Executive Officer and other executive officers of the Company is not currently determinable.

AMENDMENT OF THE PLAN

     The Plan may be amended by the Board to the extent deemed necessary or appropriate, provided that no amendment will be made without approval by the shareholders of the Company to increase the number of shares available under the Plan or change the class of employees eligible for ISOs under the Plan. The Board also may suspend the granting of options and may terminate the Plan at any time, although the Board may not modify, amend or cancel any outstanding options without the employee's consent.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of the federal income tax consequences of the Plan is only a general summary based on current federal income tax laws, regulations (including proposed regulations) and judicial and administrative interpretations thereof, all of which are frequently amended, and which may be retroactively applied to transactions described herein. Furthermore, employees participating in the Plan may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local taxes and estate or inheritance taxes, and individual circumstances may vary these results.

     As identified by the Committee, each option granted under the Plan is either an ISO or a non-incentive stock option ("Non-ISO"). An employee is not subject to any federal income tax upon the grant of an option pursuant to the Plan nor will the grant of an option result in an income tax deduction for the Company.

     Upon the exercise of a Non-ISO, the employee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares over the option price. Such fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the employee is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares will be determined may be delayed for up to six months if the employee cannot sell the Common Stock without being subject to liability under such Section. However, if the employee timely elects under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b). Income will be recognized in the year such fair market value is determined, and the Company generally will be entitled to a corresponding federal income tax deduction. The sale or other taxable disposition of shares of Common Stock acquired through the exercise of a Non-ISO generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares transferred to the employee when exercised.

     Upon the exercise of an ISO, the employee normally will not recognize any income for federal income tax purposes and the Company normally will not be entitled to any federal income tax deduction. However, the excess of the fair market value of the shares transferred upon the exercise over the option price of such shares (the "Spread") generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax of the employee for the year in which the option is exercised, and such employee's federal income tax liability may be increased as a result of such exercise under the alternative minimum tax rules of the Code.

     If the Common Stock transferred pursuant to the exercise of an ISO is disposed of within two years from the grant date or within one year from the date of exercise (the "holding periods"), the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the option price) or (2) the Spread. If the employee is subject to Section 16(b) of the Exchange Act, special rules (as discussed above with respect to the exercise of a Non-ISO) may apply for purposes of determining the amount of ordinary income recognized on the disposition. The balance, if any, of the employee's gain over the amount treated as ordinary income on a disposition generally will be long-term or short-term capital gain depending upon the holding period. The Company normally will be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee.

     If the holding periods are met, the disposition of shares acquired upon the exercise of an ISO generally will result in long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the option price. The Company will not be entitled to any federal income tax deduction as a result of a disposition of such shares after the holding periods.

     Special rules will apply to an employee who exercises an option by paying the option price, in whole or in part, by the transfer to the Company of shares of Common Stock.

                        APPROVAL OF AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

     The Board of Directors has adopted and unanimously recommends that the shareholders approve the Amended and Restated Articles of Incorporation (the "Amended Articles"), a copy of which is attached hereto as Exhibit B. The prior Restated Articles of Incorporation (the "Prior Articles") were adopted in 1969, and there have been seven amendments since that time. The Prior Articles were cumbersome and in certain respects outdated in light of subsequent changes to the Georgia Business Corporation Code (the "GBCC"). Accordingly, the Board of Directors believes that it is in the best interests of the Company and its shareholders to approve the Amended Articles.

     The Amended Articles include the following changes from the Prior Articles:

          1. Limitation on Director Liability. The Amended Articles provide that if the GBCC is amended to authorize corporate action which further limits the personal liability of directors, the liability of a Director of the Company shall be limited to the fullest extent permitted by the GBCC, as amended. This is intended to afford Directors the maximum limitation on liability allowable by law. The Board is not aware of any proposed modifications to the GBCC.

          2. Business Judgment Guidelines. In 1984, the shareholders adopted an amendment to the Prior Articles to make clear that the response of the Board to any acquisition proposal would be based on the Board's evaluation of what is in the best interests of the Company, taking into account a variety of factors. For such purpose, the Board would be instructed to consider all relevant factors, including the consideration being offered as well as the social and economic effects on employees, customers, suppliers and other constituents of the Company and on the communities in which the Company operates. In 1989, the GBCC was amended to incorporate certain of these considerations on a discretionary rather than mandatory basis. The Amended Articles incorporate the substance of the GBCC amendment. The Board believes that it is appropriate to treat certain issues relating to a transaction (for example, the interests of employees, customers, suppliers and creditors) in a discretionary fashion, rather than being subjected to a mandatory evaluation of all of the circumstances relating thereto. Under present Georgia law, directors of a corporation are required to discharge their duties in a manner they believe in good faith to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The Board will continue to have an obligation to evaluate various factors in the event of an acquisition proposal, beyond the consideration offered in relation to the market price of the Company's stock, but the Board believes that it is in the best interests of the Company and its shareholders that the Board be able to exercise discretion when considering certain relevant factors that weigh upon the merits of an acquisition proposal.

          3. Preferred Stock. The Amended Articles (as well as the Prior Articles) provide for the issuance of a class of Preferred Stock consisting of 500,000 shares, issuable in series, as the Board may determine. The Amended Articles have been modified to clarify that the Board has the authority to establish provisions of the Preferred Stock not specifically mentioned in the Articles. In addition, the Amended Articles deleted prior language relating to the priority and timing of payment of Preferred Stock dividends, non-accrual of interest on unpaid dividends, and the treatment of Preferred Stock in connection with any dissolution, liquidation or winding up of the affairs of the Company, in each case to provide maximum flexibility to the Board in addressing these issues when determining the specific rights of any class of Preferred Stock.

          4. Par Value. Under the GBCC, payment of the par value of the Company's Common Stock is no longer required in order to make such shares fully paid and nonassessable upon issuance. The Amended Articles eliminate the requirement that the consideration for such issuance be not less than par value, and provide that shares of Common Stock may be issued for such consideration as may be determined from time to time by the Board.

          5. Share Repurchases and Treasury Shares. Under prior law, corporations were limited to using unreserved and unrestricted capital surplus and earned surplus to finance stock repurchases. These tests have been replaced with solvency tests under the GBCC. The Amended Articles reflect the current standard, and also clarify the fact that the Board has the authority to resell or otherwise dispose of treasury shares acquired by the Company, or to provide that such shares constitute authorized but unissued shares.

          6. Miscellaneous Changes. Other minor changes have been made in the Amended Articles to provide clarity and/or consistency with the GBCC. These include an expansion of the business purpose of the Company, a simpler statement regarding preemptive rights, the deletion of a provision addressing the

     Board's responsibilities which is addressed in the revised GBCC, and a clarification on the rights of the holders of Common Stock to receive dividends and upon dissolution.

     The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company will be required for approval of the Amended Articles. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" approval of the Amended Articles.

                         ANNUAL REPORT TO SHAREHOLDERS

     The annual report for the year ended December 31, 1998 accompanies this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge, at the written request of any shareholder, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company may impose a reasonable fee for providing such exhibits. Requests should be mailed to:

         JOHN H. HARLAND COMPANY
         Box 105250
         Atlanta, Georgia 30348

         Attention: Victoria P. Weyand
                    Vice President, Communications
                    (770) 593-5127

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 2000 annual meeting of shareholders must be received no later than November 12, 1999 in order to be considered for inclusion in the proxy statement to be distributed in connection with such meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may be made personally or by telephone, facsimile or mail by employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for their expenses of forwarding the proxy material to beneficial owners. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of proxies, which may be made through the mail, by facsimile or by telephone, at a fee of $5,500.

                                          John C. Walters
                                          Vice President and Secretary

March 12, 1999

                                                                       EXHIBIT A

                            JOHN H. HARLAND COMPANY
                             1999 STOCK OPTION PLAN

1. BACKGROUND AND PURPOSE

     The purpose of this Plan is to promote the interest of the John H. Harland Company through the granting of Options in order (1) to attract and retain Employees, (2) to provide an additional incentive to each Employee to work to increase the value of Stock and (3) to provide each Employee with a stake in the future of the Company which corresponds to the stake of each of the Company's stockholders.

2. DEFINITIONS

     Each term set forth in this sec. 2 shall have the meaning set forth opposite such term and any reference to the plural of a defined term shall include the singular.

     Board -- means the Board of Directors of the Company.

     Code -- means the Internal Revenue Code of 1986, as amended.

     Committee -- means a committee of the Board comprised of at least 3 members appointed by the Board. Each Committee member shall be a "non-employee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Code sec. 162(m).

     Company -- means the John H. Harland Company and any successor to the John
H. Harland Company.

     Effective Date -- means the effective date described in sec. 4.

     Employee -- means an employee of the Company or any entity that would be treated as a single substituted for "80 percent" in the regulations under such section; provided, however, that solely for purposes of granting ISOs, the term "Employee" means an employee of the Company or any Subsidiary or Parent.

     Fair Market Value -- means as of any date (a), if the Stock is quoted on a national quotation system, (1) the closing price of the Stock on such date on the national quotation system selected by the Committee or (2) if there was no quotation of the Stock on such date on such quotation system, the closing price on the next preceding business day on which there was a quotation, or (b), if the Stock is not quoted on a national quotation system, the price that the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

     ISO -- means an Option that is intended to satisfy the requirements of Code sec. 422.

     1933 Act -- means the Securities Act of 1933, as amended.

     1934 Act -- means the Securities Exchange Act of 1934, as amended.

     Non-ISO -- means an Option that either expressly or operationally does not satisfy the requirements of Code sec. 422.

     Option -- means an option to purchase Stock granted in accordance with sec. 7.

     Option Agreement -- means the document that sets forth the terms and conditions of an Option.

     Option Price -- means the price to purchase one share of Stock upon the exercise of an Option.

     Parent -- means any corporation that is a parent corporation of the Company within the meaning of Code sec. 424(e).

     Plan -- means this John H. Harland Company 1999 Stock Option Plan, as amended from time to time.

     Rule 16b-3 -- means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

     Stock -- means $1.00 par value common stock of the Company.

     Subsidiary -- means a corporation that is a subsidiary corporation (within the meaning of Code sec. 424(f)) of the Company.

     Ten Percent Shareholder -- means a person who owns (after taking into account the attribution rules of Code sec. 424(d)) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

3. SHARES RESERVED UNDER PLAN

     There shall be 2,000,000 shares of Stock authorized for issuance under this Plan. To the extent the Company deems appropriate, such shares of Stock may be reserved from authorized but unissued shares of Stock and from shares of Stock that have been reacquired by the Company. Any shares of Stock subject to an Option that remain unissued after the cancellation, expiration or exchange of the Option shall be available for use in future grants under this Plan. However, any shares of Stock used to exercise an Option or to satisfy a withholding obligation shall not be available for use in future grants under this Plan.

4. EFFECTIVE DATE

     The effective date of this Plan shall be the date of its adoption by the Board; provided that an ISO shall not be effective unless the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan within 12 months of the Effective Date. Any ISO granted before the shareholder approval automatically shall be granted subject to such approval.

5. COMMITTEE

     This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall interpret this Plan and take such action in the administration and operation of this Plan as the Committee deems appropriate under the circumstances. Any action of the Committee shall be binding on the Company, on each affected Employee and on each other person directly or indirectly affected by such action.

6. ELIGIBILITY AND ANNUAL GRANT CAPS

     Only Employees shall be eligible for the grant of Options. No Employee in any calendar year shall be granted an Option to purchase more than 500,000 shares of Stock.

7. OPTIONS

     7.1 Committee Action. The Committee acting in its absolute discretion may grant Options to Employees from time to time. An Option may be granted by the Committee to an Employee in exchange for the cancellation of any option to purchase Stock or under any other circumstances under which the Committee deems appropriate. Each grant of an Option shall be evidenced by an Option Agreement. The Option Agreement shall describe whether the Option is an ISO or a Non-ISO and shall incorporate such other terms and conditions of the grant as the Committee acting in its absolute discretion deems appropriate. If the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO.

     7.2 $100,000 Limit for ISOs. To the extent that the aggregate Fair Market Value of Stock subject to ISOs that first becomes exercisable in any calendar year (determined as of the date the ISO is granted) exceeds $100,000, such Options shall be treated as Non-ISOs. The Fair Market Value of Stock subject to any other option (determined as of the date the option is granted) that (a) satisfies the requirements of Code sec. 422 and (b) is granted to an Employee under another plan maintained by the Company, a Subsidiary or Parent shall be treated (for purposes of this $100,000 limitation) as if granted under this Plan. The Committee shall interpret and administer the limitation in this sec. 7.2 in accordance with Code sec. 422(d) or any successor section. This sec. 7.2 shall be in effect only for so long as the $100,000 limitation is in effect under Code sec. 422 or any successor section.

     7.3 Option Price. The Option Price shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however,
(a) if the Option is an ISO granted to an Employee who is a Ten Percent Shareholder, the Option shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted and (b) if the Committee grants an Option to an Employee for a number of shares of Stock in exchange for the cancellation of any Option to purchase the same number of shares of Stock, the Option Price under such Option for such shares shall be the same as the Option Price for such shares under the Option that is canceled. The Option Price shall be payable in full upon the exercise of any Option. At the discretion of the Committee, an Option Agreement can provide for the payment of the Option Price either in cash, by check or in Stock that is acceptable to the Committee, or in any combination of cash, check and such Stock. A payment by a check acceptable to the Committee shall be treated as a payment in cash under this Plan. The Option Price may be paid through any broker facilitated cashless exercise procedure acceptable to the Committee or its delegate. The value of any Stock surrendered as payment in the exercise of an Option shall be equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee or its delegate.

     7.4 Exercise Period. Each Option shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option shall be exercisable after the earlier of (a) the tenth anniversary of the date the Option is granted, if the Option is (1) a Non-ISO or (2) an ISO that is granted to an Employee who is not a Ten Percent Shareholder on the date the Option is granted, or (b) the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Employee is a Ten Percent Shareholder on the date the Option is granted. An Option Agreement may provide for the exercise of an Option after the employment of an Employee has terminated for any reason whatsoever, including death or disability; provided an Option Agreement for an ISO must incorporate the post-employment exercise restrictions of Code sec. 422.

8. NONTRANSFERABILITY

     An Option shall not be transferable by an Employee other than by will or by the laws of descent and distribution. During an Employee's lifetime, an Option shall be exercisable only by the Employee; however, the person or persons to whom an Option is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee under this Plan. The restriction on transfer described in this sec. 8 shall be incorporated in each Option Agreement.

9. SECURITIES REGISTRATION

     Each Option Agreement shall provide that, upon the receipt of Stock, the Employee shall, if so requested by the Company, (a) hold such Stock for investment and not with a view of resale or distribution to the public and (b) deliver to the Company a written statement satisfactory to the Company to that effect. As for Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee under the 1933 Act or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee; however, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee.

10. LIFE OF PLAN

     No Option shall be granted under this Plan on or after the earlier of (a) the tenth anniversary of the effective date of this Plan (as determined under sec. 4), in which event this Plan shall continue in effect until all outstanding Options have been exercised in full or are no longer exercisable, or (b) the date on which all of the Stock authorized for issuance under sec. 3 has been issued as the result of the exercise of Options, in which event this Plan also shall terminate on such date.

11. ADJUSTMENT

     11.1 Capital Structure. In the event of any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits, the Committee shall adjust in an equitable manner the number, kind or class (or any combination thereof) of shares of Stock authorized for issuance under sec. 3 and subject to Options and the Option Price of such Options, to reflect such change.

     11.2 Mergers. The Committee as part of any corporate transaction described in Code sec. 424(a) shall have the right to adjust (in any manner that the Committee in its discretion deems consistent with Code sec. 424(a)) the number, kind or class (or any combination thereof) of shares of Stock authorized for issuance under sec. 3 and subject to Options and the Option Price of such Options. The Committee may grant Options (in any manner that the Committee in its discretion deems consistent with Code sec. 424(a)) to effect the assumption of, or the substitution for, options previously granted by any other corporation to the extent that a corporate transaction described in sec. 424(a) calls for such substitution or assumption of such options.

     11.3 Fractional Shares. If any adjustment under this sec. 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock that otherwise would result from such adjustment shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this sec. 11 by the Committee shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in "the number of shares of Stock authorized for issuance under sec. 3" within the meaning of sec. 13.

12. SALE OR MERGER OF THE COMPANY

     If the Company agrees to sell all or substantially all of its assets for cash or property or for a combination of cash and property or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property and such agreement does not provide for the assumption or substitution of Options, each Option Agreement at the direction and discretion of the Board may be canceled unilaterally by the Company if (1) any restrictions on the exercise of an Option are waived before the Option Agreement is canceled such that the Employee has the opportunity to exercise the Option in full before such cancellation, (2) the Company transfers to the Employee shares of Stock, the number of which shall be determined by the Company by dividing the excess of
(a) the fair market value of the number of shares which remain subject to the exercise of such Option as of any date over the total Option Price for such shares by (b) the fair market value of a share of Stock on such date, which number shall be rounded down to the nearest whole number, or (3) the Company transfers to an Employee the same consideration which the Employee otherwise would receive as a shareholder of the Company in connection with such sale or other corporate transaction if the Employee held the number of shares of Stock which would have been transferable to him or to her under sec. 12(2) if such number had been determined immediately before such sale or other corporate transaction.

13. AMENDMENT OR TERMINATION

     This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, in the event any such amendment (a) increases the number of shares of Stock authorized for issuance under sec. 3 or (b) changes the class of employees eligible for ISOs, no further ISOs may be granted, unless shareholder approval of such amendment is obtained within 12 months of the date the amendment is adopted. The Board also may suspend the granting of Options at any time and may terminate this Plan at any time; provided, however, neither the Board nor the Committee shall have the right unilaterally to modify, amend or cancel any Option granted before such suspension or termination unless (a) the Employee consents in writing to such modification, amendment or cancellation or (b) there is a dissolution or liquidation of the Company or a transaction described in sec. 11 or sec. 12.

14. MISCELLANEOUS

     14.1 Shareholder Rights. No Employee shall have any rights as a shareholder of the Company as a result of the grant of an Option or his or her exercise of such Option pending the actual delivery of the Stock subject to such Option to such Employee.

     14.2 No Contract of Employment. The grant of an Option shall not constitute a contract of employment and shall not confer on an Employee any rights upon his or her termination of employment in addition to those rights, if any, expressly set forth in the related Option Agreement.

     14.3 Withholding. Each grant of an Option shall be made subject to the condition that the Employee consents to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, that the Committee in its discretion deems applicable to the exercise of such Option. The Committee also shall have the right to provide in an Option Agreement that an Employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under this Plan.

     14.4 Construction. All references to sections (sec.) are to sections (sec.) of this Plan unless otherwise indicated. The headings to sections in this Plan have been included for convenience of reference only. This Plan shall be construed under the laws of the State of Georgia.

     14.5 Other Conditions. Each Option Agreement may require that an Employee (as a condition to the exercise of an Option) enter into any agreement or make such representations prepared by the Company, including any agreement that restricts the transfer of Stock acquired pursuant to the exercise of an Option or provides for the repurchase of such Stock by the Company under certain circumstances.

     14.6 Rule 16b-3. The Committee shall have the right to amend any grant of an Option or to withhold or otherwise restrict the transfer of any Stock under this Plan to an Employee as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

     14.7 Loans. If approved by the Committee, the Company may lend money to, or guarantee loans made by a third party to, any Employee to finance the exercise of any Option, and the exercise of an Option with the proceeds of any such loan shall be treated as an exercise for cash. If approved by the Committee, the Company also may, in accordance with an Employee's instructions, transfer Stock acquired in the exercise of an Option directly to a third party in connection with any arrangement made by the Employee for financing the exercise of such Option.

                                                                       EXHIBIT B

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                            JOHN H. HARLAND COMPANY

                                       I

     The name of the corporation is:

          "JOHN H. HARLAND COMPANY."

                                       II

     The corporation shall have perpetual duration.

                                      III

     The corporation has the purpose of engaging in any lawful business.

                                       IV

     The corporation shall have authority to issue not more than one hundred forty four million, five hundred thousand (144,500,000) shares of stock, which shall be divided into classes as follows:

          (A) One hundred forty four million (144,000,000) shares of Common Stock having a par value of One ($1) Dollar per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of the assets of the corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the corporation.

          (B) Five hundred thousand (500,000) shares of Preferred Stock of One ($1) Dollar par value per share which shall be issued in the manner and with the designations, rights, preferences and limitations set forth hereinafter:

             (1) All shares of Preferred Stock shall be identical except that the Board of Directors of the corporation is hereby expressly authorized and empowered, in its sole discretion, to divide the class of Preferred Stock into one or more series, and, prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the following provisions of such series:

                (i) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then issued) from time to time by like action of the Board of Directors;

                (ii) The annual rate, and timing of payment, of dividends, if any, payable on shares of such series and the date from which any such dividends shall be accumulated, if dividends are to be cumulative;

                (iii) Whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                (iv) The rights of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

                (v) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund, retirement fund or a purchase fund to be applied to the redemption or purchase of shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

                (vi) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange;

                (vii) Whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers and the terms and conditions under which such voting powers may be exercised. Unless expressly granted by the Board of Directors, no series of Preferred Stock shall have the right to vote for directors or in any other matter except as required by Georgia law; and

                (viii) Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

             (2) Each share of stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon, if any, shall accumulate, if cumulative.

             (3) The holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and paid by the corporation from funds legally available for such payment, cash dividends at the annual rate for each particular series of Preferred Stock set by the Board of Directors as herein authorized.

             (4) The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

          (C) The Common Stock and the Preferred Stock herein authorized may be issued from time to time for such consideration, having a value as determined by the Board of Directors, or as a dividend, as the Board of Directors may determine. Upon receipt by the corporation of payment of consideration so determined for the issuance of shares, such issued shares shall be determined to be fully paid and nonassessable.

          (D) The corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitling the holders thereof to purchase from the corporation, upon such consideration, terms and conditions, as the Board of Directors may determine, authorized but unissued shares or treasury shares.

          (E) The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia. Shares so acquired shall become treasury shares of the corporation and may be resold or otherwise disposed of by the corporation for such consideration as shall be determined by the Board of Directors. At any time, the Board of Directors may by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

                                       V

     No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the corporation.

                                       VI

     The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                      VII

     (A) In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise with respect to any shares of Common Stock of the corporation, and except as otherwise expressly provided in paragraph C of this
Article VII:

          (1) any merger or consolidation of the corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

          (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

          (3) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

          (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

          (5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder;

     shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by the Interested Shareholder involved in such transaction. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          (6) The term "Business Combination" as used in this Article VII shall mean any transaction which is referred to in any one or more of subparagraphs 1 through 5 above in this Article VII.

     (B) The provisions of paragraph A of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs 1 or 2 are met:

          (1) The Business Combination shall have been approved by at least seventy-five (75%) of the directors of the Company.

          (2) All of the following conditions shall have been met:

             (i) The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subclauses (a), (b) and (c) below (taking into account all stock dividends and stock splits):

                (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder involved in the Business Combination for any share of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                (b) the highest Fair Market Value per share of Common Stock during the 30-day period ending on the Announcement Date or during the 30-day period ending on the date on which the Interested Shareholder involved in the Business Combination became an Interested Shareholder, whichever is higher; and

                (c) (if applicable) the price per share equal to the highest Fair Market Value per share of Common Stock determined pursuant to subparagraph 2(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder involved in the Business

           Combination for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the date that the Interested Shareholder made its first purchase of shares of Common Stock during such two-year period.

             (ii) The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as the Interested Shareholder involved in the Business Combination has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.

             (iii) After the Interested Shareholder involved in the Business Combination became an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by at least seventy-five percent (75%) of the directors, there shall have been no failure to declare and pay at the regular date therefor dividends in full (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least seventy-five percent (75%) of the directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by at least seventy-five percent (75%) of the directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

             (iv) After the Interested Shareholder involved in the Business Combination became an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

             (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the meeting at which the Business Combination will be voted upon (whether or not such proxy information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the cover page thereof a statement as to how members of the Board voted on the proposal in question and any recommendation as to the advisability or inadvisability of the Business Combination that any director wishes to make, and shall also contain the opinion of a reputable national investment banking firm as to the fairness of the terms of the Business Combination, from the point of view of the remaining public shareholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public shareholders, to be paid a reasonable fee for its services by the corporation upon receipt of such opinion and to be an investment banking firm which has not previously been associated with the Interested Shareholder).

     (C) For the purposes of this Article VII:

          (1) A "person" shall mean any individual, firm, corporation or other entity.

          (2) "Interested Shareholder" shall mean any person (other than the corporation, any Subsidiary or either the corporation or any Subsidiary acting as trustee or in a similar fiduciary capacity) who or which:

             (i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding Common Stock; or

             (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Common Stock; or

             (iii) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (3) A person shall be a "beneficial owner" of any Common Stock:

             (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

             (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

             (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

          (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph 2 of this paragraph C, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 3 of this paragraph C but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrant or options, or otherwise.

          (5) An "Affiliate" of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

          (6) The term "Associate" used to indicate a relationship with any person means (i) any firm, corporation or other entity (other than the corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse who has the same home as such person.

          (7) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation unless owned solely as trustee or other similar fiduciary capacity.

          (8) "Fair Market Value" means: (i) in the case of stock, the closing sales price of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automatic Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

          (9) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B(2)(i) of this Article VII shall include the shares of Common Stock retained by the holders of such shares.

     (D) The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article VII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Common Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value of $10,000,000 or more, and whether the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $1,000,000 or more.

     (E) Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     (F) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VII of these Articles of Incorporation.

                                      VIII

     The Board of Directors of the corporation, when evaluating any offer of a person (as defined in paragraph C(1) of Article VII), other than the corporation itself, to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another person, or
(c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation (an "Acquisition Proposal"), may, in connection with the exercise of its business judgment, consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such Directors consider pertinent; provided, however, that the foregoing shall be deemed solely to grant discretionary authority to the Directors and shall not be deemed to provide to any constituency any right to be considered.

                                       IX

     Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law), neither Section 2 or 8 of Article II of the bylaws nor this Article IX may be amended or repealed nor may any provisions inconsistent with said Section 2 or 8 of Article II of the bylaws or this
Article IX be adopted, except upon the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation, including the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the corporation other than those beneficially owned by any Interested Shareholder (as defined in Article VII hereof), or alternatively, upon the affirmative vote of at least seventy-five percent (75%) of the directors.

                                       X

     No Director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in
Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended. Neither the amendment nor repeal of this Article X nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a Director of the corporation existing immediately prior to such amendment, repeal or adoption.

                             (JOHN H. HARLAND LOGO)

                             (RECYCLED PAPER LOGO)

                                     PROXY

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

                            JOHN H. HARLAND COMPANY

                                 APRIL 23, 1999

     The undersigned hereby appoints TIMOTHY C. TUFF and JOHN C. WALTERS, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Common Stock of John
H. Harland Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Friday, April 23, 1999 at 10:00 a.m., at the Ritz-Carlton Atlanta, 181 Peachtree Street, NE, Atlanta, Georgia, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED
               THE PROXY WILL BE VOTED "FOR" THE STATED PROPOSALS


         (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON OTHER SIDE)



--------------------------------------------------------------------------------

IF YOU ARE NOT CURRENTLY RECEIVING NEWS RELEASES OR WOULD LIKE TO OBTAIN ADDITIONAL FINANCIAL INFORMATION, YOU MAY RETURN THIS POSTAGE-PAID REPLY CARD. UPON HARLAND'S RECEIPT OF THIS CARD, YOUR NAME WILL BE PLACED ON OUR MAILING
LIST:


My name and mailing address are:         The types of information most
(Please print legibly)                   pertinent to my needs are:


                                         [ ] Annual Reports
-------------------------------------

                                         [ ] Quarterly Earnings & Press Releases
-------------------------------------

                                         [ ] SEC Form 10K
-------------------------------------

                                         [ ] SEC Form 10Q
-------------------------------------

                                        WITHHOLD
                                FOR      FOR ALL
1.   To elect four (4) directors:                           3.   To approve the 1999 Stock Option Plan, providing
     JOHN H. WEITNAUER JR.                                       for the issuance of up to 2,000,000 shares of Common
     RICHARD K. LOCHRIDGE                                        Stock of the Company.
     G. HAROLD NORTHROP                                          FOR                AGAINST             ABSTAIN
     TIMOTHY C. TUFF


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
LINE THROUGH NOMINEE'S NAME LISTED ABOVE.)

2.   To ratify the appointment of Deloitte & Touche         4.   To approve the Amended and Restated Articles of Incorporation
     LLP as the Company's independent certified                  of the Company.
     public accountants for the year ending                      FOR                AGAINST             ABSTAIN
     December 31, 1999.
     FOR           AGAINST      ABSTAIN









------------------------------------------------------------------------------------------------------------------------------






     JOHN H. HARLAND COMPANY
     INVESTOR RELATIONS DEPARTMENT
     P.O. Box 105250
     Atlanta, GA  30348